EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this "Agreement") is entered into effective as of August 1, 2012 (the "Effective Date") by and between Nu Skin Enterprises, Inc., a Delaware corporation (the "Company") and M. Truman Hunt, an individual (the "Executive").
WHEREAS, the Executive has been employed by the Company or one of its affiliates; and
WHEREAS, the Company and the Executive desire to establish the terms and conditions of the Executive's employment with the Company and designated affiliates.
NOW, THEREFORE, in consideration of the covenants and agreements hereinafter set forth, the parties hereto agree as follows:
1.      Duties and Responsibilities.

A.      The Executive shall serve as the Company's President and Chief Executive Officer, reporting directly to the Company's Board. The Executive shall have the duties and powers at the Company that are customary for an individual holding such positions.

B.      The Executive agrees to use the Executive's best efforts to advance the business and welfare of the Company, to render the Executive's services under this Agreement faithfully, diligently and to the best of the Executive's ability.

C.      Except as may otherwise be approved in advance by the Nominating and Corporate Governance Committee (the "Nominating and Corporate Governance Committee") of the Company's Board of Directors (the "Board"), and except during vacation periods and reasonable periods of absence due to sickness, personal injury or other disability, the Executive shall devote the Executive's full working time to the services required of him hereunder, and shall use the Executive's best efforts, judgment and energy to improve and advance the business and interests of the Company in a manner consistent with the duties of the Executive's position. The Executive may participate in charitable, civic and professional activities as long as the activities do not interfere with the performance of the Executive's duties hereunder. The Executive shall not serve on the board of directors of any entity, other than an affiliate of the Company, without the approval of the Nominating and Corporate Governance Committee.

2.      Employment Period. The Executive shall be employed by the Company under the terms of this Agreement for the period commencing on the Effective Date and ending on December 31, 2015 (the "Employment Period"). Notwithstanding the foregoing, the Executive and the Company may terminate the Employment Period and this Agreement prior to December 31, 2015 in accordance with Section 7 hereof. Notwithstanding the termination of this Agreement, the provisions of Sections 7 and 8 shall survive the termination of this Agreement and shall remain in full force and effect in accordance with the terms thereof unless otherwise agreed to by the parties in writing.

3.      Cash Compensation.

A.      Annual Salary. The Executive's annual base salary (the "Annual Salary") shall be determined by the Compensation Committee of the Board (the "Compensation Committee"), and shall be payable in accordance with the Company's standard payroll schedule for its executive officers (but in no event less frequent than on a monthly basis). The Compensation Committee shall review the Executive's Annual Salary at least annually and shall make a determination regarding any changes to the Annual Salary. Any changed annual salary shall thereupon be the "Annual Salary" for the purposes hereof.

B.      Bonus. The Executive shall be eligible to participate in the Company's cash incentive plan as adopted by the Compensation Committee at levels and upon attainment of such corporate and/or individual performance targets as shall be established by the Compensation Committee from time to time. The Executive shall be entitled to receive bonuses, cash or otherwise, in the discretion of the Compensation Committee, from time to time.

C.      Applicable Withholdings. The Company shall deduct and withhold from the compensation payable to the Executive under this Agreement any and all applicable federal, state and local income and employment withholding taxes and any other amounts required to be deducted or withheld by the Company under applicable statutes, regulations, ordinances or orders governing or requiring the withholding or deduction of amounts otherwise payable as compensation or wages to employees.

4.      Equity Compensation. The Executive shall be eligible to participate in any equity incentive plans of the Company in which other executive officers of the Company are eligible to participate. All options or other equity awards granted under the equity incentive plans will be made at the discretion of the Compensation Committee pursuant and subject to the terms and conditions of the applicable equity incentive plan. To the extent the Company grants any time-based equity awards (i.e., equity that vests with the passage of time) to the Executive during the Employment Period, the grant documentation for such equity awards shall provide that if a Change in Control (as defined below) is consummated during the Employment Period, and within six months prior to and in connection with such Change in Control or within two years following such Change in Control, the Executive's employment is terminated (i) by the Company without Cause (as defined in Section 7) or (ii) by the Executive for Good Reason (as defined in Section 7), then all of such equity awards shall vest in full. The vesting of any performance-based equity awards shall be determined in accordance with the applicable equity incentive plan and grant documentation. For purposes of this Agreement, "Change in Control" shall mean the consummation of any of the following transactions effecting a change in ownership or control of the Company:

(i)      During any 24 month period, individuals who, as of the beginning of such period, constitute the Board (the "Incumbent Directors") cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to the beginning of such period whose election or nomination for election was approved by a vote of at least a majority of the Incumbent Directors then on the Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without written objection to such nomination) shall be an Incumbent Director; provided, however, that no individual initially elected or nominated as a director of the Company as a result of an actual or threatened election contest with respect to directors or as a result of any other actual or threatened solicitation of proxies by or on behalf of any person other than the Board shall be deemed to be an Incumbent Director;

(ii)      Any "person" (as such term is defined in the Exchange Act and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act) is or becomes a "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company's then outstanding securities eligible to vote for the election of the Board ("Company Voting Securities"); provided, however, that the event described in this paragraph (ii) shall not be deemed to be a Change in Control by virtue of any of the following acquisitions: (A) by the Company or any Subsidiary, (B) by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Subsidiary, (C) by any underwriter temporarily holding securities pursuant to an offering of such securities, (D) pursuant to a Non-Qualifying Transaction, as defined in paragraph (iii), or (E) by any person of Company Voting Securities from the Company, if a majority of the Incumbent Board approves in advance the acquisition of beneficial ownership of 50% or more of Company Voting Securities by such person;

(iii)      The consummation of a merger, consolidation, statutory share exchange or similar form of corporate transaction involving the Company or any of its Subsidiaries that requires the approval of the Company's stockholders, whether for such transaction or the issuance of securities in the transaction (a "Business Combination"), unless immediately following such Business Combination: (A) more than 50% of the total voting power of (x) the corporation resulting from such Business Combination (the "Surviving Corporation"), or (y) if applicable, the ultimate parent corporation that directly or indirectly has beneficial ownership of at least 90% of the voting securities eligible to elect directors of the Surviving Corporation (the "Parent Corporation"), is represented by Company Voting Securities that were outstanding immediately prior to such Business Combination (or, if applicable, is represented by shares into which such Company Voting Securities were converted pursuant to such Business Combination), and such voting power among the holders thereof is in substantially the same proportion as the voting power of such Company Voting Securities among the holders thereof immediately prior to the Business Combination, (B) no person (other than any employee benefit plan (or related trust) sponsored or maintained by the Surviving Corporation or the Parent Corporation), is or becomes the beneficial owner, directly or indirectly, of 50% or more of the total voting power of the outstanding voting securities eligible to elect directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) and (C) at least a majority of the members of the board of directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) following the consummation of the Business Combination were Incumbent Directors at the time of the Board's approval of the execution of the initial agreement providing for such Business Combination (any Business Combination which satisfies all of the criteria specified in (A), (B) and (C) above shall be deemed to be a "Non-Qualifying Transaction"); or

(iv)      The stockholders of the Company approve a plan of complete liquidation or dissolution of the Company or the consummation of a sale of all or substantially all of the Company's assets.

"Subsidiary" shall mean any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if, at the relevant time each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in the chain.
5.      Expense Reimbursement. In addition to the compensation specified in Section 3, the Executive shall be entitled to receive reimbursement from the Company for all reasonable business expenses incurred by the Executive in the performance of the Executive's duties hereunder, provided that the Executive furnishes the Company with vouchers, receipts and other details of such expenses in the form reasonably required by the Company to substantiate a deduction for such business expenses under all applicable rules and regulations of federal and state taxing authorities.

6.      Employee Benefits. The Executive shall, throughout the Employment Period, be eligible to participate in all of the life insurance plans, health plans, accidental death and dismemberment plans, short-term disability programs, retirement plans, profit sharing plans or other employee benefit plans that are available to the executive officers of the Company, for which the Executive qualifies as provided under the terms of such plans.

7.      Termination of Employment. During the Employment Period, the Executive's employment with the Company may be terminated by either the Company or the Executive at any time, and for any reason. Upon such termination, the Executive (or, in the case of the Executive's death, the Executive's estate and beneficiaries) shall have no further rights to any other compensation or benefits from the Company on or after the termination of employment except as follows:

A.      Termination For Cause. If, during the Employment Period, the Company terminates the Executive's employment with the Company for Cause (as defined below), or the Executive resigns after engaging in conduct that constitutes Cause, the Company shall pay to the Executive the following: (i) the Executive's unpaid Annual Salary that has been earned through the termination date of the Executive's employment; (ii) any accrued expenses pursuant to Section 5 above, (iii) the employee benefits, if any, to which the Executive may be entitled under the terms of the Company's employee benefit plans and (iv) any other payments as may be required under applicable law (collectively the "Accrued Obligations"). For purposes of this Agreement, "Cause" shall mean that the Executive has engaged in any one of the following: (a) a material breach of this Agreement or the Company's Key Employee Covenants attached hereto as Exhibit A, which breach is not cured within any applicable cure period set forth in this Agreement or the Key Employee Covenants; and (b) any willful violation by the Executive of any material law or regulation applicable to the business of the Company or any of its Subsidiaries; (c) the Executive's conviction of, or a plea of guilty or nolo contendere to, a felony or any willful perpetration of common law fraud; or (d) any other willful misconduct by the Executive that is materially injurious to the financial condition or business reputation of, or is otherwise materially injurious to, the Company or any of its Subsidiaries. For purposes of the foregoing, in determining whether a "material breach" has occurred, or whether there has been a willful violation of a "material" law or regulation, the standard shall be a breach or violation that is, or will reasonably likely be, materially injurious to the financial condition or business reputation of, or is, or will reasonably likely be, otherwise materially injurious to, the Company or any of its Subsidiaries.

B.      Termination Upon Death or Disability. If the Executive dies during the Employment Period, the Executive's employment with the Company shall be deemed terminated as of the date of death, and the obligations of the Company to or with respect to the Executive shall terminate in their entirety upon such date except as otherwise provided under this Section 7B. If the Executive becomes subject to a Disability (as defined below), then the Company shall have the right, to the extent permitted by law, to terminate the employment of the Executive upon 30 days prior written notice to the Executive. Upon termination of employment due to death or Disability, the Executive (or the Executive's estate or beneficiaries in the case of the death of the Executive) shall be entitled to receive: (i) the Accrued Obligations; (ii) a lump sum amount equal to the pro-rata portion of Executive's target bonus for each outstanding bonus cycle as of the date on which termination of employment occurs (determined by multiplying the amount of the target bonus for the bonus cycle by a fraction, the numerator of which is the number of days during the bonus cycle that Executive is employed by the Company and the denominator of which is the full number of days in the bonus cycle) (the "Pro-Rata Target Bonus") ; and (iii) in the case of Executive's Disability, continuation of the Executive's Annual Salary (which shall be payable in accordance with the Company's standard pay policies) until the Executive is eligible for short-term disability payments under the Company's group disability policies; provided however, that in no event shall such period of continued Annual Salary exceed 90 days following the Executive's termination of employment. For the purposes of this Agreement, "Disability" shall mean a physical or mental impairment which, the Compensation Committee determines, after consideration and implementation of reasonable accommodations, precludes the Executive from performing the Executive's essential job functions for a period longer than three consecutive months or a total of 120 days in any twelve month period. The definition of Disability in this agreement shall not apply to, alter, or amend the definition of disability in any of the Executive's equity award grant documentation.

C.      Resignation for Good Reason; Other Termination. If, during the Employment Period, (i) the Executive resigns from the Company for Good Reason (as defined in Section 7D below), or (ii) the Company terminates the Executive's employment for any reason other than for Cause, as a result of the Executive's Death or Disability or in connection with a Change in Control (as provided in Section 7D below), then, subject to Sections 7F and 7G below, the Company shall pay to the Executive: (a) the Accrued Obligations; (b) a lump sum amount equal to the cost of twelve months of health care continuation coverage; (c) a lump sum amount equal to the pro-rata portion of the Executive's earned bonus, if any, for each outstanding bonus cycle as of the date on which termination of employment occurs, based upon attainment of such corporate targets, and disregarding any individual performance targets, as shall be established by the Compensation Committee for such bonus cycle (determined by multiplying the amount of the actual bonus that would be payable for the bonus cycle by a fraction, the numerator of which is the number of days during the bonus cycle that the Executive is employed by the Company and the denominator of which is the full number of days in the bonus cycle) (the "Pro-Rata Earned Bonus") , which shall be paid at the same time as bonuses are paid to other executive officers of the Company; and (d) continuation of the Executive's Annual Salary (disregarding any reduction that would constitute Good Reason) for a period of 24 months, which shall be payable in accordance with the Company's standard pay policies.

D.      Termination in Connection with Change in Control. If a Change in Control is consummated during the Employment Period, and within six months prior to and in connection with such Change in Control or within two years following such Change in Control, the Executive's employment is terminated (i) by the Company without Cause or (ii) by the Executive for Good Reason, then, subject to Sections 7F and 7G below, the Company shall pay the Executive the following: (i) the Accrued Obligations; (ii) a lump sum amount equal to the cost of twelve months of health care continuation coverage; (iii) a lump sum amount equal to the Pro-Rata Target Bonus; and (iv) a lump sum amount equal to two times (a) the Executive's Annual Salary (disregarding any reduction that would constitute Good Reason) and (b) the Executive's target bonus for the fiscal year in which termination of employment occurs. The amounts provided in clauses (i), (ii), (iii) and (iv) of the preceding sentence shall be paid within 10 business days following the Executive's termination date. For the purposes of this Agreement, "Good Reason" shall mean the Executive's voluntary resignation for any of the following events that result in a material negative change to the Executive: (i) without the Executive's consent, a material reduction in the scope of the Executive's duties and responsibilities or the level of management to which he reports, other than the removal of the Executive as Chairman of the Board if he continues to serve as Chief Executive Officer; (ii) without the Executive's consent, a reduction in Annual Salary (other than an across-the-board reduction of not more than 10% applicable to all senior executive officers); (iii) without the Executive's consent, a material reduction in the Executive's benefits in the aggregate (in terms of benefit levels) from those provided to the Executive under any employee benefit plan, program and practice in which the Executive participates; (iv) without the Executive's consent, a relocation of the Executive's principal place of employment of more than 50 miles from the Executive's primary residence, (v) a material breach of any provision of this Agreement by the Company, or (vi) the failure of the Company to have a successor entity specifically assume this Agreement within 10 business days after the Change in Control. Notwithstanding the foregoing, Good Reason shall only be found to exist if the Executive, not later than 90 days after the initial occurrence of an event deemed to give rise to a right to terminate for Good Reason, has provided 30 days written notice to the Company prior to the Executive's resignation indicating and describing the event resulting in such Good Reason, and the Company does not cure such event (other than the event in clause vi), which shall not be subject to cure) within 90 days following the receipt of such notice from the Executive.

E.      Other Resignation. If, during the Employment Period, the Executive resigns from the Company, except where the Executive has engaged in conduct that constitutes Cause, for any reason other than Good Reason (as defined in Section 7D above), then, subject to Sections 7F and 7G below, the Company shall pay to the Executive: (i) the Accrued Obligations; and (ii) continuation of 100% of the Executive's Annual Salary during the Restricted Period, which shall be payable in accordance with the Company's standard pay policies.

F.      Section 409A Limitations. Notwithstanding the provisions of Section 7B, 7C, 7D or 7E to the contrary, the following provisions shall apply to the extent that payments under such provisions are subject to Section 409A of the Internal Revenue Code (the "Code"):

(i)      The aggregate amount of continuation payments of Annual Salary under Section 7B(iii), 7C(d) or 7E(ii) made during the first six months following the Executive's termination of employment (other than a termination due to the death of the Executive) shall not exceed the applicable dollar limit provided under Treasury Regulations section 1.409A-1(b)(9)(iii)(A). The amount, if any, that exceeds the applicable dollar limit shall be paid with the first installment of Annual Salary continuation that occurs on or after the first day of the seventh month following the Executive's termination.

(ii)      Section 7D is intended to qualify as an involuntary separation pay arrangement that is exempt from application of Section 409A of the Code because all severance payments are treated as paid on account of an involuntary separation (including a separation for Good Reason) and paid in a lump sum within the "short-term deferral" period following the time the Executive obtains a vested right to such payments. Accordingly, and without limiting the generality of the foregoing, and notwithstanding any provision of this Agreement to the contrary, with respect to any payments and benefits under this Agreement to which Code Section 409A applies or to which it may apply, all references in this Agreement to the termination of the Executive's employment are intended to mean the Executive's "separation from service," within the meaning of Code Section 409A(a)(2)(A)(i). If any portion of the severance payments in Section 7D represents an equivalent amount of severance that replaces (as opposed to supplements) salary continuation or similar severance benefit available to the Executive under Sections 7C and 7E and that is subject to Section 409A of the Code, notwithstanding anything to the contrary in this Agreement, such equivalent amount (and only that equivalent amount) shall be delayed until the first day of the seventh month following the Executive's termination, but only to the extent that such equivalent amount exceeds the applicable dollar limit provided under Treasury Regulations section 1.409A-1(b)(9)(iii)(A). The portion of the lump sum under this Section 7F that supplements the benefits under Section 7C and 7E shall not be subject to or affected by such limitation. Furthermore, notwithstanding the provisions of Sections 7F(i) and 7F(ii), to the extent allowed under Section 409A and the Treasury Regulations promulgated thereunder, if the Executive dies following the Executive's separation from service, but prior to the seventh month anniversary of the Executive's termination of service, then any payments delayed in accordance with this Section 7F will be payable in a lump sum as soon as administratively practicable after the date of the Executive's death.

(iii)      If required by Section 409A of the Code, notwithstanding anything to the contrary in this Agreement, the payments to be made to the Executive (except for: (i) the Executive's unpaid Annual Salary that has been earned through the termination date of the Executive's employment; and (ii) reimbursement for any accrued expenses) shall be paid no sooner than the first day of the month that is six months after the Executive's termination date.

(iv)      The parties intend that this Agreement be deemed to be amended to the extent necessary to comply with the requirements of Code Section 409A and to avoid or mitigate the imposition of additional taxes under Code Section 409A, while preserving to the maximum extent possible the essential economics of the Executive's rights under this Agreement.

G.      Conditions to Additional Severance Payments. If the Executive's employment terminates pursuant to Section 7C, 7D or 7E, then in consideration for the severance payments to be made by the Company to the Executive pursuant to Sections 7C(b), (c) and (d); 7D(ii), (iii) and (iv); and 7E(ii) of this Agreement (the "Additional Severance Payments"), the Executive agrees to execute and deliver to the Company within 21 days after the Executive's employment termination date, the separation and release agreement, in substantially the form attached hereto as Exhibit B (collectively, the "Separation Agreement"). Notwithstanding anything to the contrary in this Agreement, the Company shall have no obligation to make any Additional Severance Payments to the Executive until the date that is 10 business days after the date that the Executive executes and delivers the Separation Agreement. The failure of the Executive to execute and deliver the Separation Agreement within 21 days after the Executive's employment termination date shall result in a forfeiture of all Additional Severance Payments, and permanently release the Company from its obligation to make any and all Additional Severance Payments to the Executive. The Executive acknowledges that the Additional Severance Payments are consideration for the restrictive covenants set forth in Section 8 and that the Executive is bound by Section 8 of this Agreement. The Executive's rights to receive any Additional Severance Payments are expressly subject to the Executive's compliance with Section 8.

H.      Reduction in Change in Control Severance Payments. Notwithstanding the provisions of Section 7D to the contrary, the payments to the Executive under Section 7D are subject to reduction, if applicable under Exhibit C.

8.      Key-Employee Covenants. The Executive agrees to perform the Executive's obligations and duties and to be bound by the terms of the Key-Employee Covenants attached hereto as Exhibit A which are incorporated into this Section 8 by reference, and which may be modified from time to time. Paragraphs 7, 9, 10, 11 and 13 of the Key Employee Covenants, are hereby replaced and superseded in their entirety by the following restrictive covenants set forth in this Section 8 and the remedies and dispute resolution provisions in Sections 13 and 14.

A.      Definitions. For purposes of this Agreement, the following defined terms shall have the meaning indicated:

(i)      "Restricted Period" shall be the period commencing on the date of this Agreement and continuing until two years following the termination of the Executive's employment. Provided, however, that the Restricted Period may be terminated (a) at any time within 15 days following the termination of the Executive's employment at the election of the Company; or (b) at any other time as agreed by both the Executive and the Company.

(ii)      "Competitive Business" shall mean Direct Selling.

(iii)      "Competing Entity" shall mean any entity or person that is engaged, directly or indirectly, in a Competitive Business.

(iv)      "Direct Selling" means (i) the multi-level marketing channel through which products and services are marketed directly to consumers through a sales force of independent contractors (including, without limitation, through person to person contact, via the telephone or through the Internet) who receive rewards or commissions based upon a compensation plan which contemplates a genealogical sales force of multiple levels, with such commissions paid for by (A) sales of products and services by such contractor, and/or (B) sales of products and services by other independent contractors in such contractor's genealogical downline, and (ii) a home-based business opportunity focused on selling products directly to the consumers.

(v)      "Territory" shall mean those countries where the Company, or any of its affiliates, engages in business or sells products or plans to conduct business at the time of the termination of the Executive's employment or consulting arrangement, as the case may be. This definition is intended to reflect the Executive's knowledge about and influence over the operations and activities of the Company as a whole.

B.      Non-Solicitation. During the longer of (i) any period for which the Executive is receiving Additional Severance Payments from the Company or (ii) the Restricted P eriod, the Executive agrees that during such period of time the Executive shall not, directly or indirectly, solicit any employee, independent contractor, consultant or other person or entity in the employment or service of the Company or any of its respective subsidiaries or affiliates (each of the preceding, a "Group Company"), at the time of such solicitation, in any case to (i) terminate such employment or service, and/or (ii) accept employment, or enter into any consulting or other service arrangement, with any person or entity other than a Group Company.

C.      Non-Competition. In consideration for the compensation payable hereunder, the Executive agrees that, during the Restricted Period, the Executive shall not, directly or indirectly, in the Territory: (i) engage in any Competitive Business; (ii) undertake to plan or organize any Competing Entity; (iii) become associated or connected in any way with, participate in, be employed by, render services to, or consult with, any Competing Entity (nor shall the Executive discuss the possibility of employment or other relationship with any Competing Entity); or (iv) own any direct or indirect interest in any other Competing Entity; provided, however, this limitation shall not be interpreted as prohibiting the Executive from investing in a Competing Entity that is a public company so long as such investment does not exceed 1% of the outstanding securities of such public company and the Employee discloses in writing to the Company (a) the name of the public company and the number of shares which he owns, and (b) any material change in the Executive's ownership. Notwithstanding the foregoing, at the discretion of the Nominating and Corporate Governance Committee, after one year following the termination of the Executive's employment, the Executive may serve on the board of directors of a Competitive Business that pays 20% or less of its revenue in commissions. This Section 8C shall not restrict the right of the Employee to practice law in violation of any applicable rules of professional conduct.

D.      Non-Endorsement. The Executive shall not in any way, directly or indirectly, at any time during the Restricted Period endorse any Competitive Business or competing product, promote or speak on behalf of any Competitive Business or competing product, or allow the Executive's name or likeness to be used in any way to promote any Competitive Business or competing product.

E.      Cooperation. The Executive agrees that, upon the Company's reasonable request, the Executive in good faith and using diligent efforts shall cooperate and assist the Company in any dispute, controversy or litigation in which the Company may be involved including, without limitation, the Executive's participation in any court or arbitration proceedings, the giving of testimony, the signing of affidavits or such other personal cooperation as counsel for the Company may reasonably request. Such cooperation shall not be unreasonably burdensome without reasonable compensation.

F.      Reformation. The Company intends to restrict the activities of the Executive under this Section 8 only to the extent necessary for the protection of the legitimate business interests of the Company. It is the intention and agreement of the parties that all of the terms and conditions hereof be enforced to the fullest extent permitted by law. If the provisions of this Section 8 should ever be deemed or adjudged by a court of competent jurisdiction to exceed the time or geographical limitations permitted by applicable law, then such provisions shall nevertheless be valid and enforceable to the extent necessary for such protection as determined by such court, and such provisions will be reformed to the maximum time or geographic limitations as determined by such court.

G.      Acknowledgement. The Executive acknowledges that the Executive's position and work activities with the Company are critical and vital to the on-going success of the Company's operation in each product category and in each geographic location in which the Company operates. In addition, the Executive acknowledges that the Executive's involvement in, experience with, and influence over the Company's operations as a whole constitute skills and knowledge which are special, unique and extraordinary with respect to the Executive's service for the Company. Therefore, the Executive acknowledges that the non-solicitation, non-endorsement, and non-competition covenants hereunder are fair, reasonable and necessary to protect the legitimate business interests of the Company. These covenants, and each of them, should be construed to apply to the fullest extent possible by applicable laws. The Executive has carefully read this Agreement, has consulted with independent legal counsel to the extent the Executive deems appropriate, and has given careful consideration to the restraints imposed by this Agreement. The Executive acknowledges that the terms of this Agreement are enforceable regardless of the manner in which the Executive's employment is terminated, whether voluntary or involuntary.

9.      Successors and Assigns. This Agreement is personal in its nature and the Executive shall not assign or transfer the Executive's rights under this Agreement. The provisions of this Agreement shall inure to the benefit of, and shall be binding on, each successor of the Company whether by merger, consolidation, transfer of all or substantially all assets, or otherwise, and the heirs and legal representatives of the Executive.

10.      Notices. Any notices, demands or other communications required or desired to be given by any party shall be in writing and shall be validly given to another party if served either personally or via an overnight delivery service such as Federal Express, postage prepaid, return receipt requested. If such notice, demand or other communication shall be served personally, service shall be conclusively deemed made at the time of such personal service. If such notice, demand or other communication is given by overnight delivery, such notice shall be conclusively deemed given two business days after the deposit thereof with such service, properly addressed to the party to whom such notice, demand or other communication is to be given as hereinafter set forth:

To the Company:	Nu Skin Enterprises, Inc. 75 West Center Street Provo, Utah 84601 Attn: General Counsel
To the Executive:	At the Executive's last residence as provided by the Executive to the Company for payroll records.
Any party may change such party's address for the purpose of receiving notices, demands and other communications by providing written notice to the other party in the manner described in this Section 10.
11.      Governing Documents. This Agreement, along with the documents expressly referenced in this Agreement, including the Key Employee Covenants and equity incentive plans and grant documents, constitute the entire agreement and understanding of the Company and the Executive with respect to the terms and conditions of the Executive's employment with the Company and the payment of severance benefits, and supersedes all prior and contemporaneous written or verbal agreements and understandings (including any offer letter and any other existing employment agreements or arrangements, and any amendments thereto) between the Executive and the Company relating to such subject matter. Any and all other prior agreements, understandings or representations relating to the Executive's employment with the Company are terminated and cancelled in their entirety and are of no further force or effect. This Agreement may only be amended by written instrument signed by the Executive and an authorized officer of the Company.

12.      Governing Law. The provisions of this Agreement will be construed and interpreted under the laws of the State of Utah, without regard to principles of conflict of laws. If any provision of this Agreement as applied to any party or to any circumstance should be adjudged by a court of competent jurisdiction to be void or unenforceable for any reason, the invalidity of that provision shall in no way affect (to the maximum extent permissible by law) the application of such provision under circumstances different from those adjudicated by the court, the application of any other provision of this Agreement, or the enforceability or invalidity of this Agreement as a whole. Should any provision of this Agreement become or be deemed invalid, illegal or unenforceable in any jurisdiction by reason of the scope, extent or duration of its coverage, then such provision shall be deemed amended to the extent necessary to conform to applicable law so as to be valid and enforceable or, if such provision cannot be so amended without materially altering the intention of the parties, then such provision will be stricken and the remainder of this Agreement shall continue in full force and effect.

13.      Remedies. The parties to this Agreement agree that: (i) the Executive's services are unique because of the particular skill, knowledge, experience and reputation of the Executive; (ii) if the Executive breaches this Agreement, the damage to the Company will be substantial and difficult to ascertain, and further, that money damages will not afford the Company an adequate remedy. Consequently, if the Executive is in breach of any provision of this Agreement, or threatens a breach of this Agreement, the Company shall be entitled, in addition to all other rights and remedies as may be provided by law, to seek specific performance and injunctive and other equitable relief to prevent or restrain a breach of any provision of this Agreement notwithstanding Section 14 hereof. All rights and remedies provided pursuant to this Agreement or by law shall be cumulative, and no such right or remedy shall be exclusive of any other. All claims for damages for a breach of this Agreement shall be submitted to mediation and arbitration in accordance with Section 14 of this Agreement.

14.      Dispute Resolution. Except for the right of the Company to seek specific performance and injunctive and other equitable relief in court as set forth in Section 13 hereof, any controversy, claim or dispute of any type arising out of, in connection with, or in relation to the interpretation, performance or breach of this Agreement shall be resolved in accordance with this Section 14 of this Agreement, regarding resolution of disputes. This Agreement shall be enforced in accordance with the Federal Arbitration Act, the enforcement provisions of which are incorporated by this reference.

A.      Mediation. The Company and the Executive will make a good faith attempt to resolve any and all claims and disputes under this Agreement through good faith negotiations. If such claims and disputes cannot be settled through negotiation, the Company and the Executive agree to submit them to mediation in Salt Lake City, Utah before resorting to arbitration or any other dispute resolution procedure. The mediation of any such claim or dispute must be conducted in accordance with the then-current American Arbitration Association ("AAA") procedures for the resolution of disputes by mediation, by a mediator ("Mediator") who has had both training and experience as a mediator of general non-competition and commercial matters. If the parties to this Agreement cannot agree on a Mediator, then the Mediator will be selected by AAA in accordance with AAA's strike list method. Within 30 days after the selection of the Mediator, the Company and the Executive and their respective attorneys will meet with the Mediator for one mediation session of at least four (4) hours. If the claim or dispute cannot be settled during such mediation session or mutually agreed continuation of the session, either the Company or the Executive may give the Mediator and the other party to the claim or dispute written notice declaring the end of the mediation process. All discussions connected with this mediation provision will be confidential and treated as compromise and settlement discussions. Nothing disclosed in such discussions, which is not independently discoverable, may be used for any purpose in any later proceeding. If the mediation process is ended without resolution, the Mediator's fees will be paid in equal portions by the Company and the Executive.

B.      Arbitration. If a claim or dispute under this Agreement has not been resolved in accordance with Section 14A above, then the claim or dispute will be determined by arbitration in accordance with the then-current AAA comprehensive arbitration rules and procedures, except as modified herein. The arbitration will be conducted in Salt Lake City, Utah by a sole neutral arbitrator ("Arbitrator") who has had both training and experience as an arbitrator of general non-competition and commercial matters and who is, and for at least 10 years has been, a partner, a shareholder, or a member in a law firm. If the Company and the Executive cannot agree on an Arbitrator, then the Arbitrator will be selected by AAA in accordance with AAA's comprehensive arbitration rules and procedures. No person who has served as a Mediator under the mediation provision, however, may be selected as the Arbitrator for the same claim or dispute. Reasonable discovery will be permitted and the Arbitrator may decide any issue as to discovery. The Arbitrator may decide any issue as to whether or as to the extent to which a dispute is subject to the dispute resolution provisions in this Section 14 and the Arbitrator may award any relief permitted by law. The Arbitrator must base the arbitration award on the provisions of this Section 14B and applicable law and must render the award in writing, including an explanation of the reasons for the award. Judgment upon the award may be entered by any court having jurisdiction of the matter. The statute of limitations applicable to the commencement of a lawsuit will apply to the commencement of an arbitration under this Section 14B. At the request of any party, the Arbitrator, attorneys, parties to the arbitration, witnesses, experts, court reporters or other persons present at the arbitration shall agree in writing to maintain the strict confidentiality of the arbitration proceedings. The Arbitrator's fee will be paid in full by the Company, unless the Executive agrees in writing to pay some or all of the fee.

C.      Interim Actions. Notwithstanding the foregoing, a party may apply to a court of competent jurisdiction within the State of Utah for relief in the form of a temporary restraining order or preliminary injunction, pending appointment of an Arbitrator or pending determination of a claim through arbitration in accordance with this Section 14. If a dispute is submitted to arbitration hereunder during the term of this Agreement, the parties shall continue to perform their respective obligations hereunder, subject to any interim relief that may be ordered by the Arbitrator or by a court of competent jurisdiction pursuant to the previous sentence.

D.      Fees. Unless otherwise agreed, the prevailing party (if a prevailing party is determined to exist by the Arbitrator or judge) will be entitled to its costs and attorneys' fees incurred in any arbitration or other proceeding under this Section 14 relating to the interpretation or enforcement of this Agreement.

E.      Acknowledgement. EXECUTIVE HAS READ AND UNDERSTANDS THIS SECTION 14, WHICH DISCUSSES MEDIATION AND ARBITRATION. EXECUTIVE UNDERSTANDS THAT BY SIGNING THIS AGREEMENT, EXECUTIVE AGREES TO SUBMIT ANY CLAIMS ARISING OUT OF, RELATING TO, OR IN CONNECTION WITH THIS AGREEMENT, OR THE INTERPRETATION, VALIDITY, CONSTRUCTION, PERFORMANCE, BREACH OR TERMINATION THEREOF TO MEDIATION AND ARBITRATION, AND THAT THE DISPUTE RESOLUTION PROVISIONS SET FORTH IN THIS AGREEMENT CONSTITUTE A WAIVER OF EXECUTIVE'S RIGHT TO A JURY TRIAL.

15.      No Waiver. The waiver by either party of a breach of any provision of this Agreement shall not operate as, or be construed as, a waiver of any later breach of that provision.

16.      Taxes. Except as otherwise provided under Section 3C, each party agrees to be responsible for its own taxes and penalties.

17.      Counterparts. This Agreement may be executed in more than one counterpart, each of which shall be deemed an original, but all of which together shall constitute but one and the same instrument.

18.      Representation of the Executive; Interpretation of this Agreement. The Executive represents and warrants to the Company that the Executive has read and understands this Agreement, has consulted with independent counsel of the Executive's choice prior to agreeing to the terms of this Agreement and is entering into this Agreement, knowingly, willingly and voluntarily. The parties agree that this Agreement shall not be construed for or against either party in any interpretation thereof.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

NU SKIN ENTERPRISES, INC.
/s/ D. Matthew Dorny
D. Matthew Dorny
Vice President and General Counsel

EXECUTIVE
/s/ M. Truman Hunt
M. Truman Hunt

[Signature Page to Employment Agreement]

EXHIBIT A
KEY EMPLOYEE COVENANTS

Exh A-1

KEY-EMPLOYEE COVENANTS
("AGREEMENT")

__________________________________ ("Employee")
(PRINT NAME)

Nu Skin Enterprises, Inc. and its affiliated companies ("Company") operate in a highly competitive direct sales, multilevel marketplace competing for product market share as well as recruitment and retention of independent distributors. The success of Company depends on maintaining a competitive edge in this industry through the introduction of innovative products and attracting and retaining distributors. Accordingly, as a condition of and in consideration of employment or continued employment with Company, the parties hereby acknowledge and agree as follows:

1.
Confidential Information: Employee acknowledges that during the term of employment with Company he / she may develop, learn and be exposed to information about Company and its business, including but not limited to formulas, business plans, financial data, vendor lists, product and marketing plans, distributor lists and training in Company's manner of doing business in both product categories and direct selling and multi-level marketing strategies, and other trade secrets which information is secret, confidential and vital to the continued success of Company ("Confidential Information"). Employee agrees that he / she will not at any Time (whether during employment or after termination of employment with Company), without the express written consent of Company, disclose, copy, retain, remove from Company's premises or make any use of such Confidential Information except as may be required in the course of his / her employment with Company.

2.
Conflict of Interest: During employment with Company, Employee shall not have any personal interest that is incompatible with the loyalty and responsibility owed to Company. Employee must discharge his / her responsibility solely on the basis of what is in the best interest of Company and independent of personal considerations or relationships. Although it is difficult to identify every activity that might give rise to a conflict of interest, and not by way of making an all inclusive list, some of the more common circumstances and practices that might result in such conflicts are set forth below. Should Employee have any questions regarding this matter, Employee should consult with and receive written permission from his / her director or supervisor.

a.	Employee shall maintain impartial relationships with vendors, suppliers and distributors.
b.	Employee shall not have a direct or indirect ownership interest in vendors of Company nor any company doing or seeking to do business with Company.
c.
Employee shall not have a direct or indirect ownership in any company which competes with Company in any product category or any direct selling or multi-level marketing company, unless such company's securities are publicly traded on either the NYSE, American or NASDAQ stock exchanges and the Employee's ownership interest is less than 1% of the total outstanding securities of such company.

d.
Employee shall not perform services of any kind for any entity doing or seeking to do business with Company. As to employment with or service to another company, Employee shall not allow any such activity to detract from his / her job performance, use Company's time, resources, or personnel, or require such long hours to affect his / her physical or mental effectiveness.

e.
While employed and for a period of three (3) months after termination of an employment relationship with Company, Employee shall not directly or indirectly own any interest in a Company distributorship. Additionally, during the course of employment, neither the Employee, nor the Employee's spouse or an immediate family member living in the same household shall own any interest in a Company distributorship or any other multi-level distributorship. Employee's spouse or immediate family member living in the same household will not, without the prior written consent of the Company, own any interest in another direct sales distributorship or be employed by another direct sales or multi-level marketing company. Any pre-existing ownership interests or employment covered in this paragraph must be disclosed to the Company at the time of the execution of this Agreement.

f.
Employee shall disclose to his/her immediate director or supervisor any and all areas posing a potential or actual conflict of interest. Said disclosure shall be made as promptly as possible after such conflict arises.

Exh A-2

3.
Work Product: Company shall have the sole proprietary interest in the work product of Employee during his / her employment with Company ("Work Product"), and Employee expressly assigns to Company or its designee all rights, title and interest in and to all copyrights, patents, trade secrets, improvements, inventions, sketches, models and all documents related thereto, manufacturing processes and innovations, special calibration techniques, software, service code, systems designs and any other Work Product developed by Employee, either solely or jointly with others, where said Work Product relates to any business activity or research and development activity in which Company is involved or plans to be involved at the time of or prior to Employee's creating such Work Product, or where such Work Product is developed with the use of Company's time, material, or facilities; and Employee further agrees to disclose any and all such Work Product to Company without delay.

4.
Ethical Standards: Employee agrees to maintain the highest ethical and legal standards in his / her conduct, to be scrupulously honest and straight-forward in all of his / her dealings and to avoid all situations which might project the appearance of being unethical or illegal.

5.
Product Resale: As an employee of Company, Employee may receive Company products and materials either at no charge or at a discount as specified from time to time by Company in its sole discretion. Employee agrees that the products received from Company are strictly limited to Employee's personal use and that of Employee's immediate family and may not be resold, given or disposed of to any other person or entity in a manner inconsistent with the personal use herein described.

6.
Gratuities: Employee shall neither seek nor retain gifts, gratuities, entertainment or other forms of compensation, benefit, or persuasion from suppliers, distributors, vendors or their representatives without the consent of a Company Vice President with the exception of meals provided in the ordinary course of business on an infrequent basis.

7.
Non-Solicitation: Employee shall not in any way, directly or indirectly, at any time during employment or within two (2) years after either a voluntary or involuntary employment termination: (a) solicit, divert, or take away Company's distributors; (b) solicit in any manner Company's employees, or vendors; or (c) assist any other person in any manner or persons in an attempt to do any of the foregoing.

8.
Non-Disparagement: Employee shall not in any way, directly or indirectly at any time during employment or after either voluntary or involuntary employment termination, commercially disparage Company, Company products or Company Distributors.

Exh A-3

9.
Non-Endorsement: Employee shall not in any way, directly or indirectly, at any time during employment or within one (1) year after either a voluntary or involuntary employment termination endorse any product that competes with products of Company, promote or speak on behalf of any company whose products compete with those of Company, allow Employee's name or likeness to be used in any way to promote any company or product that competes with Company or any products of Company.

10.
Non-Competition: In exchange for the benefits of continued employment by Company, Employee shall not accept employment with, engage in or participate, directly or indirectly, individually or as an officer, director, employee, shareholder, consultant, partner, joint venturer, agent, equity owner, distributor or in any other capacity whatsoever, with any direct sales or multi-level marketing company including any direct or indirect affiliate or subsidiary of such company that competes with the business of Company whether for market share of products or for independent distributors in a territory in which Company is doing business. The restrictions set forth in this paragraph shall remain in effect during the Employee's employment with Company and during a period of six months following the Employee's termination of employment. Within fifteen days of termination of Employee's employment, Company shall notify Employee whether it elects to enforce Employee's obligation set forth in this paragraph. In the event Company decides to enforce employees non-competition obligation set forth herein, Company shall pay Employee a sum equal to seventy-five percent of the Employee's base salary at termination of employment, less applicable withholding taxes and excluding all incentive compensation and other benefit payments, for the period following the termination of employment during which the restrictive covenants in this paragraph remain in effect. Payment may be made in periodic installments in accordance with Company's regular payroll practices.

11.
Acknowledgement: Employee acknowledges that his / her position and work activities with Company are "key" and vital to the on-going success of Company's operation in each product category and in each geographic location in which Company operates. In addition, Employee acknowledges that his / her employment or involvement with any other direct selling or multi-level marketing company in particular would create the impression that Employee has left Company for a "better opportunity," which could damage Company by this perception in the minds of Company's employees or independent distributors. Therefore, Employee acknowledges that his / her confidentiality, non-solicitation, non-disparagement, non-endorsement, and non-competition covenants hereunder are fair and reasonable and should be construed to apply to the fullest extent possible by applicable laws. Employee has carefully read this Agreement, has consulted with independent legal counsel to the extent Employee deems appropriate, and has given careful consideration to the restraints imposed by the Agreement. Employee acknowledges that the terms of this Agreement are enforceable regardless of the manner in which Employee's employment is terminated, whether voluntary or involuntary. In the event that Employee is to be employed as an attorney for a competitive business, Company and Employee acknowledge that paragraph 10 is not intended to restrict the right of the Employee to practice law in violation of any applicable rules of professional conduct.

12.
Terminations: Upon termination of employment, Employee shall return to Company all assets and equipment of Company along with any Confidential Information and Work Product including any distributor and vendor contact information and notes or summaries of all of the above.

Exh A-4

13.
Remedies: The Employee acknowledges: (a) that compliance with the restrictive covenants contained in this Agreement are necessary to protect the business and goodwill of Company and (b) that a breach will result in irreparable and continuing damage to Company, for which money damages may not provide adequate relief. Consequently, Employee agrees that, in the event that he/she breaches or threatens to breach these restrictive covenants, Company shall be entitled to both: (1) a preliminary or permanent injunction to prevent the continuation of harm and (2) money damages insofar as they can be determined. Nothing in this Agreement shall be construed to prohibit Company from also pursuing any other remedy, the parties having agreed that all remedies are cumulative. It is further recognized and agreed that the covenants set forth herein are for the purpose of restricting Employee's activities to the extent necessary for the protection of the legitimate business interests of Company and that Employee agrees that said covenants do not and will not preclude him / her from engaging in activities sufficient for the purposes of earning a living.

14.
Attorney's Fees: If any party to this Agreement breaches any of the terms of this Agreement, then that party shall pay to the non-defaulting party all of the non-defaulting party's costs and expenses, including reasonable attorney's fees, incurred by that party in enforcing the terms of this Agreement.

15.
Court's Right to Modify Restriction: The parties have attempted to limit Employee's right to compete only to the extent necessary to protect Company from unfair competition. The parties recognize, however, that reasonable people may differ in making such a determination. Consequently, the parties agree that, if the scope or enforceability of the restrictive covenants contained in this Agreement are in any way disputed at any time, a court or other trier of fact may modify and enforce the covenants to the extent that it believes to be reasonable under the circumstances existing at that time.

16.
Severability: If any provision, paragraph, or subparagraph of this Agreement is adjudged by any court or administrative agency to be void or unenforceable in whole or in part, this adjudication shall not affect the validity of the remainder of the Agreement, including any other provision, paragraph, or subparagraph. Each provision, paragraph, and subparagraph of this Agreement is severable from every other provision, paragraph, and subparagraph and constitutes a separate and distinct covenant.

17.
Governing Law and Forum: This Agreement shall be governed and enforced in accordance with the laws of the State of Utah, and any litigation between the parties relating to this Agreement shall be conducted in the courts of Utah County or Salt Lake City where necessary for federal court matters.

18.
Employment at Will: Employee understands that employment with Company is at will, meaning that employment with Company is completely voluntary and for an indefinite term and that either Employee or Company is free to terminate the employment relationship at any time, with or without cause or advance notice, provided that termination is not done for an unlawful or discriminatory purpose.

19.
Entire Agreement: Company and Employee understand and agree that this Agreement shall constitute the entire agreement between them regarding the subject matter contained herein, and that all prior understandings or agreements regarding these matters are hereby superseded and replaced, including, without limitation, the Key-Employee Covenants Agreement previously signed by the parties. Any amendment to or modification of this Agreement must be in writing signed by the parties hereto and stating the intent of the parties to amend or modify this Agreement.

Exh A-5

THIS AGREEMENT HAS BEEN READ, UNDERSTOOD AND FREELY ACCEPTED BY:

 _________________________________                                                               Dated: __________________
 "Employee"

Exh A-6

EXHIBIT B
SEPARATION AND RELEASE AGREEMENT

Exh B-1

EXHIBIT C
BEST NET PROVISION
(a)      Anything in this Agreement to the contrary notwithstanding, if it shall be determined that (i) any payment, award, benefit or distribution (or any acceleration of any payment, award, benefit or distribution) by the Company (or any of its affiliates) or any entity which effectuates a Change in Control (or any of its affiliates) to or for the benefit of the Executive (whether pursuant to the terms of this Agreement or otherwise) (the "Payments") would be subject to the excise tax imposed by Section 4999 of the Code, together with any state and local income or excise taxes imposed thereby, (the "Excise Tax"), and (ii) the reduction of the amounts payable to the Executive under this Agreement to the maximum amount that could be paid to the Executive without giving rise to the Excise Tax (the "Safe Harbor Cap") would provide the Executive with a greater after-tax amount than if such amounts were not reduced, then the amounts payable to the Executive under this Agreement shall be reduced (but not below zero) to the Safe Harbor Cap. The reduction of the amounts payable hereunder, if applicable, shall be made to the extent necessary in the following order: the acceleration of vesting of stock options and other equity awards with an exercise price that exceeds the then fair market value of the stock subject to the award, the payments under Section 7D (iii) and (iv), and the acceleration of vesting of all other stock options and equity awards. For purposes of reducing the Payments to the Safe Harbor Cap, only amounts payable under this Agreement (and no other Payments) shall be reduced. If the reduction of the amounts payable hereunder would not result in a greater after-tax result to the Executive, no amounts payable under this Agreement shall be reduced pursuant to this provision.

(b)      All determinations required to be made under this Exhibit C shall be made by the public accounting firm that is retained by the Company as of the date immediately prior to the Change in Control (the "Accounting Firm") which shall provide detailed supporting calculations both to the Company and the Executive within 15 business days of the receipt of notice from the Company or the Executive that there has been a Payment, or such earlier time as is requested by the Company. Notwithstanding the foregoing, if (i) the Audit Committee of the Board (the "Audit Committee") shall determine prior to the Change in Control that the Accounting Firm is precluded from performing such services under applicable auditor independence rules or (ii) the Audit Committee of the Board determines that it does not want the Accounting Firm to perform such services because of auditor independence concerns or (iii) the Accounting Firm is serving as accountant or auditor for the person(s) effecting the Change in Control, the Audit Committee shall appoint another nationally recognized public accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees, costs and expenses (including, but not limited to, the costs of retaining experts) of the Accounting Firm shall be borne by the Company. If payments are reduced to the Safe Harbor Cap or the Accounting Firm determines that no Excise Tax is payable by the Executive without a reduction in payments, the Accounting Firm shall provide a written opinion to the Executive to such effect, that the Executive is not required to report any Excise Tax on the Executive's federal income tax return, and that the failure to report the Excise Tax, if any, on the Executive's applicable federal income tax return will not result in the imposition of a negligence or similar penalty. For purposes of making the calculations and determinations under this Exhibit C, after taking into account the information provided by the Company and the Executive, the Accounting Firm may make reasonable, good faith assumptions and approximations concerning the application of Code Sections 280G and 4999. The Company and the Executive shall furnish the Accounting Firm with such information and documents as said Accounting Firm may reasonably request to assist the Accounting Firm in making calculations and determinations under this Exhibit C. The determination by the Accounting Firm shall be binding upon the Company and the Executive (except as provided in paragraph (c) below).

Exh C-1

(c)      If it is established pursuant to a final determination of a court or an Internal Revenue Service (the "IRS") proceeding which has been finally and conclusively resolved, that Payments have been made to, or provided for the benefit of, the Executive by the Company, which are in excess of the limitations provided in this Section (referred to hereinafter as an "Excess Payment"), the Executive shall repay the Excess Payment to the Company on demand, together with interest on the Excess Payment at the applicable federal rate (as defined in Section 1274(d) of the Code) from the date of the Executive's receipt of such Excess Payment until the date of such repayment. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the determination, it is possible that Payments which will not have been made by the Company should have been made (an "Underpayment"), consistent with the calculations required to be made under this Section. If it is determined (i) by the Accounting Firm, the Company (which shall include the position taken by the Company, or together with its consolidated group, on its federal income tax return) or the IRS or (ii) pursuant to a determination by a court, that an Underpayment has occurred, the Company shall pay an amount equal to such Underpayment to the Executive within 10 business days of such determination together with interest on such amount at the applicable federal rate from the date such amount would have been paid to the Executive until the date of payment. The Executive shall cooperate, to the extent the Executive's expenses are reimbursed by the Company, with any reasonable requests by the Company in connection with any contests or disputes with the IRS in connection with the Excise Tax or the determination of the Excess Payment. Notwithstanding the foregoing, if amounts payable under this Agreement were reduced pursuant to paragraph (a) and the value of stock options is subsequently re-determined by the Accounting Firm within the context of Treasury Regulation §1.280G-1 Q/A 33 that reduces the value of the Payments attributable to such options, the Company shall promptly pay to the Executive any amounts payable under this Agreement that were not previously paid solely as a result of paragraph (a), subject to the Safe Harbor Cap.

Exh C-2

APPENDIX A
PRO-RATA BONUS CALCULATION EXAMPLES
Pro-Rata Earned Bonus
Assumptions:
1.	Executive's total fiscal year target bonus is $1,000,000.
(a)	$125,000 (12.5%) is allocated to each quarter and is earned based on that quarter's performance.
(b)	$500,000 (50%) is allocated to the fiscal year and is earned based on fiscal year performance.
2.	Executive's employment is terminated on 5/15/12.
3.	Based on actual performance, second quarter bonus was 125% of target bonus and annual bonus was 150% of target bonus.
Calculations:
1.	Second quarter:
(a)      The second quarter bonus based on actual performance was 125% of target:
$125,000 x 125% = $156,250
(b)      Days in quarter = 91; days worked in quarter = 45
45/91 = 0.4945
(c)      Second quarter bonus = $156,250 x 0.4945 = $77,266
2.	Fiscal year:
(a)      The fiscal year bonus based on actual performance was 150% of target:
$500,000 x 150% = $750,000
(b)      Days in fiscal year = 366; days worked in year = 136
136/366 = 0.3716
(c)      Annual bonus = $750,000 x 0.3716 = $278,700
3.	Total Pro-Rata Earned Bonus: $77,266 + $278,700 = $355,966
Pro-Rata Target Bonus
Assumptions:
1.	Executive's total fiscal year target bonus is $1,000,000.
(a)	$125,000 (12.5%) is allocated to each quarter and is earned based on that quarter's performance.
(b)      $500,000 (50%) is allocated to the fiscal year and is earned based on fiscal year performance.
2.	Executive's employment is terminated on 7/31/12.
Pro Rata Target Bonus:
1.	Third quarter:
(a)      Days in quarter = 92; days worked in quarter = 31
31/92 = 0.3370
(b)      Third quarter bonus = $125,000 x 0.3370 = $42,125
2.	Fiscal year:
(a)      Day in fiscal year = 366; days worked in year = 213
213/366 = 0.5820
(b)      Annual bonus = $500,000 x 0.5820 = $291,000
3.	Total Pro-Rata Target Bonus: $42,125 + 291,000 = $333,125
Appendix A-1